Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
BETWEEN
SYNERGETICS USA, INC. AND KURT GAMPP
     This Change in Control Agreement (this “Agreement”) is made and entered into effective as of August 1, 2009, by and between Kurt Gampp, an individual (the “Executive”), and Synergetics USA, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H
     WHEREAS the Company’s Board of Directors (the “Board”) has determined that it is essential and in the best interests of the Company and its shareholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control of the Company;
     WHEREAS, in order to induce the Executive to remain in the employ of the Company in the event of a threat or the occurrence of a Change in Control, the Company desires to provide the Executive with certain benefits in the event his or her employment is terminated as a result of, or in connection with, a Change in Control; and
     WHEREAS the Executive is willing to accept the inducement as a benefit of his employment with the Company subject to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.
     “Standard Compensation Due” shall mean a sum that includes all amounts, if any, earned or accrued by Executive through the employment termination date as a result of and arising from his employment by the Company, such amounts having been earned or accrued in accordance with standard policies and practices of the Company, yet not paid as of the termination date, including, as appropriate, (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company, (iii) vacation pay, (iv) bonuses and incentive compensation, and (v) all other amounts to which the Executive is entitled under any compensation or benefit plan of the Company. Under the bonus and incentive policy and practice that is current as of the effective date hereof, which is subject to change in the sole discretion of the Company, no bonus or incentive payment is due or payable until after being awarded by the Board, which award is made in the sole discretion of the Board and only for eligible employees employed as of the last day of the fiscal year. For purposes of any termination pursuant to Section 3.1.2, however, Standard Compensation Due shall include a bonus and incentive compensation amount determined by the Board under the Company’s policies and practices as of the fiscal year in which a Termination Without Cause (as defined below) occurs, which bonus and incentive amount shall be pro rated to reflect the portion of such fiscal year during which Executive was employed by the Company, such that the award of bonus and incentive compensation shall not be conditioned upon Executive’s employment by Company on the last day of the fiscal year.

     “Cause” shall mean as follows: A termination of employment is for “Cause” if the Executive has been convicted of a felony or a felony prosecution has been brought against the Executive, or if the termination is evidenced by a resolution adopted in good faith by at least two-thirds (2/3) of the Board (excluding Executive, if a Board member) finding that the Executive (i) intentionally or by gross negligence failed substantially to perform any of his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or because of a Change in Control), including a failure to abide by his duty of loyalty or confidentiality or a breach of his duty with regard to non-competition or non-solicitation, or (ii) intentionally or by gross negligence engaged in illegal conduct or gross misconduct (including by omission) that results in or is expected by the Board is likely to result in material economic harm or other detrimental effect to the Company, directly or indirectly, including: (a) any embezzlement or misappropriation of Company property, (b) any act of dishonesty performed within his employment, (c) the possession, distribution or use of illegal substances, (d) any act or omission that endangers or is likely to endanger the health or safety of another employee, or (e) any act or omission that has or could have a material detrimental effect on the Company’s reputation or business; provided, however, that (A) if a felony prosecution is dismissed by the prosecution or results in a judgment of acquittal, then, a termination arising from such prosecution shall thereafter no longer be deemed to have been for Cause and the Executive shall be entitled to all the benefits provided by Section 3.1.2 and 3.1.3 hereof, as appropriate; and (B) no termination shall be for Cause as set forth in clause (i) or (ii) above unless (x) the failure of substantial performance or the illegal or gross misconduct continues or is not remedied to the satisfaction of the Board during a period of seven (7) days after delivery to the Executive of a written demand for substantial performance going forward and the performance of any remedial action that shall satisfy the Board, if any, such demand specifying the manner in which the Executive has failed substantially to perform or the illegal conduct or gross misconduct undertaken, and (y) the Executive has been provided an opportunity to be heard by the Board (with the assistance of the Executive’s counsel if the Executive so desires).
     “Change in Control” shall mean:
     (i) The acquisition by any Person (other than (A) any employee benefit plan established by the Company; (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act); (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing an aggregate of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding voting securities; or
     (ii) A change in the composition of the Board, wherein during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period; or
     (iii) The closing of a merger or consolidation of the Company with any other corporation, except that the following shall not be considered to have effected a Change in Control: (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.
     “Disability” or “Disabled” shall mean the Executive’s inability to substantially perform Executive’s duties for the Company on a full-time basis, with or without accommodation, for a period of six (6) months, as a result of physical or mental incapacity.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Involuntary Termination” shall mean the termination of Executive’s employment by the Executive, which is reasonably and objectively due to (i) a significant reduction of the Executive’s responsibilities, position (including title, reporting relationships or working conditions), authority, or duties (including the assignment to the Executive of any duties inconsistent with Executive’s responsibilities, position, or duties just prior to such assignment); or (ii) a significant change in the terms or status of this Agreement; or (iii) a reduction (other than a reasonably insignificant reduction) in the Executive’s base salary or non-monetary benefits; or (iv) a change of the Executive’s principal office location of more than fifty (50) miles; or (v) a significant increase in the Executive’s out-of-town travel requirements (collectively “Status Changes”), provided such termination occurs within six (6) months of the Status Change to which it is due and within one (1) year of a Change in Control.
     “Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
     2. Term. This Agreement shall have a rolling term of one (1) year (the ” Term”) commencing on the date hereof. That is, the Term shall, after each day, extend for an additional day, automatically and without any action on behalf of either party. Either party may, by written notice to the other, cause this Agreement to cease to so extend automatically. The Term of this Agreement shall be fixed for the one (1) year following the date such notice is duly given, and shall expire thereafter. This Agreement shall terminate thirty (30) days after the termination of Executive’s employment, although all obligations of Company which arise prior thereto shall continue until fulfilled.
     3. Termination of Employment.

     3.1. If, during the term of this Agreement, the Executive’s employment with the Company is terminated within one year following a Change in Control under any of the following circumstances, the Executive shall be entitled to the following compensation and benefits.
     3.1.1. If the Executive’s employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of the Executive’s death, or (iii) by the Executive, other than as an Involuntary Termination, the Company shall pay to the Executive all Standard Compensation Due.
     3.1.2. If the Company terminates Executive without Cause and otherwise for any reason other than death or Disability, including, without limitation, any Involuntary Termination, and provided Executive enters a separation agreement within thirty (30) days thereof in a form reasonably satisfactory to Company, including a release of claims and an acknowledgment of certain continuing obligations such as non-disclosure of confidential information (“Termination Without Cause”), then Executive shall be entitled to receive the following as severance: (i) all Standard Compensation Due and any amount payable as of the date of such Termination Without Cause under the Company’s objectives-based incentive plan, the sum of which shall be paid in a lump sum immediately upon such Termination Without Cause; and (ii) an amount equal to one (1) times Executive’s annual base salary at the rate in effect immediately prior to the Change in Control, to be paid in twelve (12) equal monthly installments beginning in the month after such Termination Without Cause.
     3.1.3. In the event of a termination pursuant to Section 3.1.2, (A) all rights of Executive pursuant to awards of shares or options granted by the Company shall immediately vest completely and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to have retired from the Company and shall be entitled, as of the termination date or at such later time as he may elect, to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled in accord with any Company plan. Subject to applicable legal limits to the contrary, including without limitation limits applicable to incentive stock options under the Code, in the event of termination pursuant to Section 3.1.2, Executive shall have up to one (1) year from the date of such termination to exercise any outstanding stock options, except as such exercise is limited by the applicable award agreement.
     3.2. No Mitigation. The payments hereunder are not subject to reduction in the event Executive receives other compensation for services rendered after termination, and Executive is not required to mitigate any payment to be made hereunder.
     3.3. All benefits received pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
     3.3. The severance pay and benefits provided for in this Section 3.1.2 and 3.1.3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement, and shall be the exclusive remedy in the event of such termination, in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law or in equity.
     4. Excess Parachute Payments.
     4.1. It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Company and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Company’s independent accountants acting as auditors for the Company on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to the point that such compensation shall not qualify as “excess parachute payments.”
     4.2. To the extent that payments under Section 3 cause a “parachute payment,” as defined in Section 280G(b)(2) of the Code, the Company shall indemnify Executive and hold Executive harmless against all excise taxes, and penalties and interest owed under the Code, provided Executive notifies Company immediately of such a determination by the IRS. To effect this indemnification, the Company shall pay Executive an additional amount that is sufficient to pay any excise tax imposed by Section 4999 of the Code on the payments and benefits to which Executive is entitled without the additional amount, plus any penalties or interest imposed by the Internal Revenue Service in regard to such amounts, plus another additional amount sufficient to pay all the excise taxes on the additional amounts. The determination of any additional amount that must be paid under this section at any time shall be made in good faith by the independent auditors then employed by the Company.
     5. Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company’s general assets.
     6. Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of Company.
     7. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered to the address below, or seven days after mailing if mailed, first class, certified mail postage prepaid:

To the Company:	Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
Attn:Chairman of the Board

To Executive:	Kurt Gampp
3845 Corporate Centre Drive
O’Fallon, Missouri 63368

     Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
     8. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
     9. Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, if any, understandings and arrangement, oral or written, between the parties hereto with respect to the subject matter hereof. In the event of any conflict between this Agreement and any other agreement with respect to any termination of Executive’s employment with the Company, the provisions of this Agreement shall control.
     10. Not an Employment Agreement. This Agreement is not intended to be and shall not be construed to be an employment agreement between the Company and Executive. It is not intended to and shall not be construed to create, modify, or otherwise affect the current or future terms of Executive’s employment by the Company.
     11. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by the parties hereto.
     12. Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri.
     IN WITNESS WHEREOF, the parties have executed this Agreement in O’Fallon, Missouri, as of the date first written above.

SYNERGETICS USA, INC.
By:	/s/ Robert H. Dick
	Name:	Robert H. Dick
	Title:	Chairman of the Board of Directors

EXECUTIVE
/s/ Kurt Gampp
Name:	Kurt Gampp